Exhibit 99.1

CONTACT:
George J. Longo	Carl Hymans
Vice President, CFO	G.S. Schwartz & Co.
(215) 345-0919	(212) 725-4500
carlh@schwartz.com

The Quigley Corporation Reports Second Quarter 2008 Results

- Continues Investment in Pharmaceutical R&D Future -

DOYLESTOWN, PA. – July 31, 2008 – The Quigley Corporation (Nasdaq: QGLY) today reported net sales from continuing operations of $2.1 million, for the second quarter ended June 30, 2008, compared to $2.2 million reported for the second quarter ended June 30, 2007.  For the six months ended June 30, 2008, net sales were $7.4 million compared to $8.4 million reported for the six months ended June 30, 2007.

2008 net sales were influenced by distribution changes and the unusually slow start to the 2007/2008 cold season and fewer incidences of colds by consumers during much of the period. The second quarter and first six months of 2008 reflect these facts in that customer inventories remained higher than they desired, and although the cold season started to improve later in the season, it was too late to positively influence the first six months of 2008. Additionally, there was a favorable offset by a combined price increase and new products not present in the 2007 comparable periods amounting to approximately $300,000 and $1.0 million, respectively.

Loss from continuing operations for the second quarter and six months ended June 30, 2008 was $2.9 million, or ($0.22) per share, and $5.3 million, or ($0.42) per share, respectively as compared to $3.4 million, or ($0.27) per share, and $5.1 million, or ($0.40) per share, respectively for the same period in 2007.

Net loss for the second quarter and six months ended June 30, 2008 was $2.9 million, or ($0.22) per share, and $4.4 million or ($0.35) per share, respectively, compared to a net loss for the second quarter and six months ended June 30, 2007 of $3.5 million, or ($0.28) per share, and $5.4 million, or ($0.43) per share, respectively.  The improvement in net loss for the six months ended June 30, 2008 reflects gains in the discontinued operations as compared to a loss for the same period in 2007.

The decrease in loss from continuing operations for the second quarter ended June 30, 2008 primarily reflects savings in operations for legal expenses and costs associated with the continued investment in Quigley Pharma, a wholly owned Ethical Pharmaceutical subsidiary developing natural-source potential prescription and other products. The overall slight increase in loss from continuing operations for the six months ended June 30, 2008 primarily reflects the reduction of gross profit from reduced sales as compared to 2007.

The Quigley Corporation continues to enhance its position to capitalize on the growth potential of Quigley Pharma by investing in key pharmaceutical research and development including QR-333, an investigational new drug for treating conditions associated with diabetic peripheral neuropathy.  The Company is in the midst of Phase II (b) clinical study for QR-333, which is a key segment of the Company’s strategic initiatives to generate future growth.

Over 170 million people have diabetes worldwide including an estimated 20 million people within the United States, comprising approximately 7% of the country’s population.  Nearly 60% of people with diabetes will suffer mild to severe nerve damage due to diabetic peripheral neuropathy, the treatment of which may offer a significant opportunity for QR-333. In addition to QR-333, The Company continues to invest in developing natural-source potential products for disease states associated with inflammation, the protection against infectious diseases in poultry products as well as protection against ionizing radiation.

No tax provision or benefits, to reduce losses, are provided for the quarter and six month period ended June 30, 2008 and 2007, since the Company is in a net operating loss carry-forward position for which a valuation has been established.

In March 2008, The Quigley Corporation completed the sale of its wholly owned subsidiary, Darius International Inc. (“Darius”), which constituted the Health and Wellness segment, to InnerLight Holdings, Inc. Net loss of the Company for the six months ended June 30, 2008 reflects results from discontinued operations associated with the sale of Darius that included a gain on disposal of $737,000 and income from discontinued operations of $139,000, totaling $876,000 as compared to a loss from discontinued operations of $390,000 for the same period in 2007.

At the end of the second quarter, The Quigley Corporation was added to the Russell Microcap® Index, membership in which remains in place for one year and garners automatic inclusion in the appropriate growth and value style indexes.  Russell indexes are widely used by investment managers and institutional investors for index funds and an industry-leading $4.4 trillion in assets are currently benchmarked to them.

The Quigley Corporation makes no representation that the US Food and Drug Administration or any other regulatory agency will allow this Investigational New Drug to be marketed.  Furthermore, no claim is made that potential medicine discussed herein is safe, effective, or approved by the Food and Drug Administration.

Additionally, data that demonstrates activity or effectiveness in animals or in vitro tests do not necessarily mean the formula test compound; referenced herein will be effective in humans.  Safety and effectiveness in humans will have to be demonstrated by means of adequate and well-controlled clinical studies before the clinical significance of the formula test compound is known.  Readers should carefully review the risk factors described in filings the Company files from time to time with the Securities and Exchange Commission.

About The Quigley Corporation

 The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company.   Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half.  COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.   The Quigley Corporation has wholly owned subsidiaries; Quigley Manufacturing Inc. consists of two FDA approved facilities to manufacture COLD- EEZE® lozenges as well as fulfill other contract manufacturing opportunities and Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

(Tables Follow)

Consolidated Statements of Operations (Unaudited)

The following represents condensed financial data (in thousands) except per share data:

	Three-Months Ended June 30, 2008 ($)	Three-Months Ended June 30, 2007 ($)	Six-Months Ended June 30, 2008 ($)	Six-Months Ended June 30, 2007 ($)

Net Sales	2,068	2,217	7,373	8,367
Gross profit	898	995	4,467	4,934
Sales & marketing expenses	566	556	2,799	3,046
Administrative expenses	2,030	2,436	4,538	4,582
Research & development	1,265	1,622	2,675	2,774

Income taxes (benefit)	-	-	-	-
Income (Loss) from: operations
Continuing operations	(2,879)	(3,417)	(5,324)	(5,058)
Discontinued operations	-	(103)	876	(390)
Net Income (Loss)	(2,879)	(3,520)	(4,448)	(5,448)

Diluted income (loss) per share:
Continuing operations	$(0.22)	$(0.27)	$(0.42)	$(0.40)
Discontinued operations	-	(0.01)	0.07	(0.03)
Net loss	$(0.22)	$(0.28)	$(0.35)	$(0.43)
Diluted weighted average common shares outstanding:	12,861,800	12,684,633	12,860,616	12,684,633

Consolidated Balance Sheets (Unaudited)

The following represents condensed financial data (in thousands) at June 30, 2008 and December 31, 2007:

	2008 ($)	2007 ($)
Cash & cash equivalents	14,375	15,134
Accounts receivable, net	1,613	6,649
Inventory	4,621	4,136
Total current assets	21,486	28,835
Total assets	25,557	33,502
Total current liabilities	6,749	10,258

Total stockholders’ equity	18,808	23,244